Exhibit 99.1

News Release

For more information contact:

Leslie M. Muma, President and CEO

(262) 879-5000

For immediate release:

November 23, 2004

Fiserv Approves Repurchase of Additional Stock

Brookfield, Wis., Nov. 23, 2004—Fiserv, Inc. (Nasdaq: FISV) said its Board of Directors authorized the repurchase of an additional 8.3 million shares of the company’s common stock, effective today. This authorization is in addition to the 700,000 remaining shares that may be repurchased under the board’s previous repurchase authorization of 4.9 million shares from 1999. The shares available for repurchase under both authorizations now total 9 million shares or approximately 4.6% of the 195.6 million shares outstanding.

The company will repurchase its shares on the open market from time to time in accordance with Securities and Exchange Commission rules and regulations that may include repurchase plans under SEC Rule 10b5-1. Common stock acquired through the program will be held for issuance in connection with acquisitions and/or in conjunction with employee stock option and purchase plans.

Fiserv, Inc. (Nasdaq: FISV) provides information management systems and services to the financial industry, including transaction processing, outsourcing, business process outsourcing and software and systems solutions. The company serves more than 15,000 clients worldwide, including banks, broker-dealers, credit unions, financial planners/investment advisers, insurance companies and agents, self-funded employers, lenders and savings institutions. Headquartered in Brookfield, Wis., Fiserv reported $2.7 billion in processing and services revenues for 2003. Fiserv can be found on the Internet at www.fiserv.com.

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Chuck Doherty

Corporate PR Director

Fiserv, Inc.

(262) 879-5966

Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com